PROSPECTUS SUPPLEMENT	Filed Pursuant to 424(b)(3)

To Prospectus dated May 6, 2025	Registration No. 333-274606

KINDLY MD, INC.

2,059,811 Shares of Common Stock Issuable Upon Exercise of Previously Issued Warrants

and

82,310 Shares of Common Stock

This prospectus supplement updates and supplements the information contained in the prospectus dated May 6, 2025 (as may be supplemented or amended from time to time, the “Prospectus”), which forms part of our registration statement on Form S-1 (File No. 333-274606), as amended, with the information contained in our Current Report on Form 8-K which was filed with the Securities and Exchange Commission on September 16, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by Kindly MD, Inc., a Utah corporation, of up to 2,059,811 shares of common stock underlying the tradeable warrants (the “Tradeable Warrants”), the non-tradeable warrants (the “Non-tradeable Warrants”) and the representative’s warrants (the “Representative’s Warrants” and, together with the Tradeable Warrants and the Non-tradeable Warrants, the “Warrants”) previously issued by us in our initial public offering that closed on June 3, 2024. We are not selling any shares of our common stock in this offering, and, as a result, we will not receive any proceeds from the sale of the common stock covered by this prospectus. All of the net proceeds from the sale of our common stock will go to the holders of the Warrants. Upon exercise of the Warrants, however, we will receive proceeds from the exercise of such Warrants if exercised for cash.

The Prospectus and the prospectus supplement also relate to the resale from time to time by the selling stockholders named in the Prospectus (the “Selling Stockholders”) of 82,310 shares of common stock. We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders pursuant to the Prospectus.

You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “NAKA.” The last reported sale price of our common stock on Nasdaq on September 26, 2025 was $1.15 per share. Our Tradeable Warrants, previously listed on Nasdaq under the symbol “NAKAW,” have been delisted from Nasdaq and are now quoted on the OTC Pink marketplace under the symbol “NAKAW.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of the Prospectus and in the other documents that are incorporated by reference in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 26, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 15, 2025

Kindly MD, Inc.

(Exact name of registrant as specified in its charter)

001-42103	84-3829824
(Commission File Number)	(IRS Employer Identification Number)

5097 South 900 East, Suite 100, Salt Lake City, UT	84117
(Address of Principal Executive Offices)	(Zip Code)

(385) 388-8220

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001	NAKA	The Nasdaq Stock Market LLC
Tradeable Warrants to purchase shares of Common Stock, par value $0.001 per share	NAKAW	OTC Pink Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On September 15, 2025, Kindly MD, Inc., a Utah corporation (the “Company”) issued a notice of redemption (“Redemption Notice”) to the holder of its Secured Convertible Debenture, dated August 15, 2025 (the “Debenture”), in accordance with Section 2(a)(i) of the Debenture.

Pursuant to the Redemption Notice, on September 29, 2025 (the “Redemption Date”) the Company will redeem all amounts outstanding under the Debenture that have not been converted prior to or on the Redemption Date in cash equal to 100% of the outstanding principal amount of the Debenture, plus a 1.5% payment premium, with any such cash amounts delivered to the holder of the Debenture on September 30, 2025. If the holder of the Debenture does not elect to convert the Debenture, the total redemption amount plus 1.5% payment premium would be equal to $203,000,000. There will be no accrued or unpaid interest due and payable under the Debenture as of the Redemption Date.

A copy of the Debenture is attached hereto as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated into this Item 8.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
4.1	Secured Convertible Debenture, dated August 15, 2025 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 15, 2025)
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunder duly authorized.

KINDLY MD, INC.

Dated: September 16, 2025	By:	/s/ David Bailey
David Bailey
Chief Executive Officer

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